Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made on the 17th day of July 2017 by and between LINDSAY CORPORATION, a Delaware corporation (the “Company” or “Lindsay”) and Timothy Hassinger (the “Executive”) to become effective on the date when Executive commences employment hereunder, which is expected to be on October 16, 2017.

WITNESSETH:

WHEREAS, the Company desires to employ Executive as President and Chief Executive Officer; and

WHEREAS, the Company and Executive desire to obtain assurances of continued employment of Executive for the period provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and the Executive agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1Position and Responsibilities.  The Company hereby employs the Executive to render full-time exclusive services (within the meaning of Section 1.3 hereof) to the Company during the Term (as hereinafter defined), subject to the direction of the Board of Directors of Lindsay (the “Board”).  In such capacity, the Executive shall (i) devote his full professional time and attention, best efforts, energy and skills to the services required of him as an employee of the Company, except for paid time off taken in accordance with the Company’s policies and practices, and subject to the Company’s policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability; (ii) use his best efforts to promote the interests of the Company; (iii) comply with all applicable governmental laws, rules and regulations and with all of the Company’s policies, rules and/or regulations applicable to the employees of the Company, including, without limitation, the Code of Business Conduct and Ethics of the Company as amended from time to time; and (iv) discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the Board’s directives.  When he commences employment hereunder, the Executive shall serve as the President and Chief Executive Officer of the Company and shall be employed at the Company’s principal executive offices in Omaha, Nebraska.

1.2Acceptance.  The Executive hereby accepts such employment and agrees to render the services described above in the manner described above.

1.3Exclusive Service.  It is understood and agreed that the Executive may not engage in other business activities during the Term, whether or not for profit or other pecuniary advantage; provided, however, that the Executive may make financial investments which do not involve his active participation and may engage in other activities such as participation in charitable, educational, religious, civic and similar type organizations and similar types of activities and, with the consent of the Board, may serve as an outside director on the board of directors of other corporations which are not affiliates or competitors of the Company or any of its affiliates, all to the extent that such activities do not hinder or interfere with the performance of his duties under this Agreement or conflict with the policies of Lindsay concerning conflicts of interest or with the businesses of Lindsay or any of its affiliates in any material way.

ARTICLE II

TERM

2.1Term.  Beginning on the date when Executive commences employment hereunder, the Executive will be employed by the Company for a period of three (3) years, unless his employment is terminated at an earlier date in accordance with ARTICLE IV (the “Term”).  Those obligations which by their terms survive the termination of this Agreement shall not be extinguished by the expiration of the Term or the termination of this Agreement.

ARTICLE III

COMPENSATION

3.1Base Salary.  As of the date when Executive commences employment hereunder, the Executive’s annual base salary (“Salary”) will be $900,000.  Executive’s Salary may be increased from time to time based on merit or such other considerations as the Compensation Committee of the Board (“Compensation Committee”) may deem appropriate, and prior to a Change in Control (as defined in Section 4.8 hereof) may be reduced as part of a general across the board salary reduction that is applicable to all senior executives who are included as “named executive officers” in the Company’s Proxy Statement.  The Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices as in effect from time to time.

3.2Bonus; Equity Incentives.  In addition to the Salary:

(a)The Executive shall be eligible to receive an annual bonus (“Bonus”), in the discretion of the Compensation Committee, based on the performance of the Company relative to financial objectives and the performance of the Executive relative to personal objectives, in each case as such objectives are set forth in the Company’s annual management incentive plan.  The Executive’s target Bonus shall be 100% of his Salary, subject to change in the discretion of the Compensation Committee prior to a Change in Control.

(b)The Executive shall be eligible to receive annual performance stock units, restricted stock units, stock options and/or other equity or long-term incentives, in the discretion of the Compensation Committee.  The aggregate grant-date accounting value of the Executive’s annual equity or long-term incentive award in October 2017 is expected to be $1,800,000, subject to the discretion of the Compensation Committee.

(c)On the date when the Executive commences employment hereunder, he shall receive a special grant of restricted stock units having a grant-date accounting value of $3,000,000 and subject to the terms set forth in the restricted stock units agreement approved by the Compensation Committee substantially in the form of Appendix A hereto.

3.3Pro-ration and Payment of Taxes.  All required employment taxes, withholding and deductions shall be deducted from the Salary, the Bonus, and any taxable transportation allowance.  If the Executive does not work any full year or this Agreement has been terminated before the end of any year, the Salary shall be pro-rated for the period actually worked.

3.4Benefits.  The Executive shall be eligible to participate in and receive the benefits under any deferred compensation plan, health, life, accident and disability insurance plans or programs, relocation programs and any other employee benefit or fringe benefit plans or arrangements that the Company makes available generally to other senior executives of the Company, pursuant to the provisions of such plans or arrangements as in effect from time to time.

3.5Vacations.  The Executive will be entitled to vacation and sick days in accordance with the policies of the Company for its employees generally, as in effect from time to time.

3.6Expenses.  The Company shall pay or reimburse the Executive for all reasonable, ordinary and necessary business expenses incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement in accordance with the applicable policies and procedures of the Company as in effect from time to time, upon the presentation of proper expense statements or such other supporting documentation as the Company may reasonably require.

3.7Transportation Allowance.  The Company shall pay to Executive, on a monthly basis during the Term of his employment, a taxable transportation allowance of $2,000 per month.

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1General.  The Executive’s employment may be terminated by the Company during the Term as provided in this ARTICLE IV.  Upon termination of employment, the Term shall end and the Executive shall be paid the pro-rated portion of the Salary accrued but unpaid to the date of his termination.  The Executive’s rights under the Company’s employee benefit plans shall be determined under the provisions of such plans and/or applicable law and any payments due under such plans shall be distributed pursuant to the provisions thereof.

4.2Death or Disability.  The Executive’s employment hereunder shall terminate automatically as of the date of his death, and the Company may, at any time, at its option, exercised by notice to the Executive, terminate his employment for “disability” (as hereinafter defined).  In the event of termination for death or disability, the Company shall pay to the Executive (or his estate or designated beneficiary in the event of death) in a lump sum, within ninety (90) days following the Executive’s termination date, a prorated target Bonus for the portion of the Company’s fiscal year prior to the Executive’s termination date.  After such payment, subject to the provisions of Section 4.1, the Company shall have no further obligations or liabilities to the Executive hereunder.  For purposes of this Agreement, the term “disability” means any physical or mental illness, disability or incapacity which, in the good faith determination of the Board, prevents the Executive from performing the essential functions of his position hereunder for a period of not less than ninety (90) consecutive days (or for shorter periods totaling not less than one hundred and twenty (120) days) during any period of twelve (12) consecutive months.

4.3Cause.  The Company may, at any time, at its option, exercised by notice to the Executive, terminate his employment for cause when cause exists.  In the event of termination for cause, the Company, subject to the provisions of Section 4.1, shall have no further obligations or liabilities to the Executive hereunder.  For purposes of this Agreement, the term “cause” means (i) any conviction of the Executive for a felony or misdemeanor (other than for minor motor vehicle offenses or other minor offenses); (ii) any material breach by the Executive of this Agreement or the willful failure of the Executive to comply with any lawful directive of the Board or any lawful policy of the Company; or (iii) dishonesty or gross negligence by the Executive in the performance of his duties hereunder.

4.4Other Than For Cause.  The Company may, at any time, at its option, terminate the employment of the Executive other than for cause, death or disability, in which event the Company shall pay to the Executive in a lump sum, within ninety (90) days of such termination, an amount equal to one and one-half (1.5) times (or three (3) times in the event of termination other than for cause, death or disability within two (2) years following a Change in Control) the sum of the Executive’s Salary plus target Bonus at the rate in effect on the date of his termination.  In such event, the Company shall also pay the Executive a prorated Bonus based on actual performance under the Company’s annual management incentive plan for the fiscal year which includes the Executive’s termination date which shall be paid when annual bonuses are paid to other senior executives for such fiscal year, but in no event later than March 15 following the end of such fiscal year (or a prorated target Bonus for the fiscal year of termination in the event of termination other than for cause, death or disability within two (2) years following a Change in Control which shall be paid within ninety (90) days after the Executive’s termination date).  All payments under this Section 4.4 are subject to execution of the release referred to in Section 4.6 below and the expiration of all revocation periods under applicable law with respect to such release (and subject to continued compliance by the Executive with ARTICLE V).  The payments under this Section 4.4 shall be in lieu of and shall be reduced by any termination or severance pay representing Salary or Bonus which is payable to the Executive under any Proprietary Matters Agreement, offer of employment letter or other agreement with the Company or any of its affiliates.

In the event the Executive voluntarily terminates his employment with the Company for Good Reason (as defined below) at any time within two (2) years after a Change in Control, such event shall be considered equivalent to a termination without cause, and the Executive shall be entitled to receive the same payment provided in the previous paragraph for termination without cause within two (2) years after a Change in Control.  “Good Reason” will exist if:  (a) Executive’s Salary, target Bonus or total compensation opportunity (including Salary, target Bonus and long-term incentive compensation opportunity) is reduced below the level in effect immediately prior to the Change in Control, (b) Executive’s title, duties or responsibilities with the Company are significantly reduced from those in effect immediately prior to the Change in Control, or (c) Executive is required to relocate his principal office to a location more than fifty (50) miles from its location immediately prior to the Change in Control, provided that the Executive must furnish written notice to the Company setting forth the reasons for Executive’s intention to terminate employment for Good Reason under this paragraph, and the Company shall have an opportunity to cure the actions or omissions forming the basis for such intended termination, if possible, within thirty (30) days after receipt of such written notice.

4.5Extension.  Any extension of the Term must be agreed upon in writing by both parties hereto.

4.6Satisfaction of Liabilities.  No amounts shall be payable by the Company to the Executive under Section 4.4 of this ARTICLE IV until the Executive executes a general release in a form reasonably acceptable to the Company.  Upon the delivery of such executed general release to the Company and subject to the Company’s compliance with Section 4.4, the Company shall have no further liability of any kind or nature whatsoever to the Executive under this Agreement.

4.7Assistance to Company.  The Executive agrees that in the event any administrative or legal proceeding is instituted against the Company or any of its affiliates in connection with any action taken while the Executive was in the Company’s employ, the Executive will provide reasonable assistance and cooperation in defense of such action or proceeding.

4.8Change in Control.  For purposes of this Agreement, “Change in Control” shall mean any of the following events:  (a) a dissolution or liquidation of the Company, (b) a sale of substantially all of the assets of the Company, (c) a merger or combination involving the Company after which the owners of common stock of the Company immediately prior to the merger or combination own less than 50% of the outstanding shares of common stock of the surviving corporation, or (d) the acquisition of more than 50% of the outstanding shares of common stock of the Company, whether by tender offer or otherwise, by any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company.

ARTICLE V

COVENANTS AND REPRESENTATIONS

5.1Proprietary Matters Agreement.  The Executive acknowledges that he has entered into a Proprietary Matters Agreement with the Company and agrees to comply with and be bound by all of the provisions of the Proprietary Matters Agreement that apply to him, and Executive agrees that the payments provided for under this Agreement shall be in lieu of and shall be reduced by any amounts which are payable to Executive under the Proprietary Matters Agreement.

5.2Enforcement.  If the Executive commits a material breach of any of the provisions of the Proprietary Matters Agreement referred to in Section 5.1, the Executive shall forfeit all rights to receive any amounts of any nature whatsoever from the Company under this Agreement or otherwise, and the Company will be entitled to the remedies provided under the Proprietary Matters Agreement and any other rights and remedies the Company may have pursuant to applicable laws.

5.3Representation.  The Executive represents and warrants to the Company that he has full power to enter into this Agreement and perform his duties hereunder and that his execution and delivery of this Agreement and his performance of his duties hereunder shall not result in a breach of or constitute a default under any agreement or understanding, oral or written, to which he is a party or by which he may be bound.

ARTICLE VI

MISCELLANEOUS

6.1Voluntary Nature.  The Executive represents, warrants and acknowledges that he is voluntarily agreeing to the provisions of this Agreement.  The Executive has been urged to, and hereby represents, warrants and acknowledges that he has had the opportunity to, obtain the advice of his own attorney unrelated to the Company or any of its affiliates prior to executing and delivering this Agreement.

6.2Notice.  Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and is delivered in person or sent by certified mail, return receipt to (i) his current residence, in the case of the Executive, or (ii) the Chairman of the Board and the General Counsel at Lindsay’s principal corporate office, in the case of the Company.  Notice shall be deemed effective upon receipt if made by personal delivery or upon deposit in the United States mail.

6.3Non-Assignability.  Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that the Company may assign this Agreement without the prior written consent of the Executive to any purchaser of the Company or of all or substantially all of the Company’s assets, or to the surviving entity upon any merger or consolidation of the Company with or into another entity.

6.4Applicable Law.  This Agreement and the relationship of the parties in connection with the subject matter of this Agreement shall be construed and enforced according to the laws of the state of Nebraska without giving effect to the conflict of law rules thereof.

6.5Effect of Prior Agreements.  This Agreement (together with the Proprietary Matters Agreement) contains the full and complete agreement of the parties relating to the employment of the Executive hereunder.  This Agreement may not be amended, modified or supplemented and no provision or requirement may be waived except by written instrument signed by the party to be charged.

6.6Severability.  Wherever possible, each provision of this Agreement will be interpreted in a manner to be effective and valid, but if any provision is held invalid or unenforceable by any court of competent jurisdiction, then such provision will be ineffective only to the extent of such invalidity or unenforceability, without invalidating or affecting in any manner the remainder of such provision or the other provisions of this Agreement.

6.7Absence of Waiver.  The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

6.8Arbitration.  Any dispute, disagreement or other question arising under this Agreement or the interpretation thereof shall be settled by final and binding arbitration before a single arbitrator under the arbitration provisions of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and judgment upon the award may be entered in any court having jurisdiction thereof.

6.9I.R.C. §409A.  Exhibit A which is attached to this Agreement modifies and clarifies certain terms and condition of this Agreement in order to comply with Section 409A of the Internal Revenue Code.  It is hereby incorporated by reference as part of this Agreement as if set forth herein.

6.10Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed and delivered this agreement as of the date first above written.

Company:LINDSAY CORPORATION

By:/s/ Michael C. Nahl

Name:Michael C. Nahl

Title:Chairman of the Board

Executive:/s/ Timothy Hassinger

Name:Timothy Hassinger

EXHIBIT A TO LINDSAY CORPORATION

EMPLOYMENT AGREEMENT

I.R.C. § 409A

This Exhibit A to the Lindsay Corporation Employment Agreement (“Agreement”) modifies and clarifies certain terms and conditions of the Employment Agreement between Lindsay Corporation (“Company”) and the Executive (herein referred to as “Employee”).  The purpose of this Exhibit A is to comply with Section 409A of the Internal Revenue Code (“Section 409A”)

1.Termination of Employment.  To the extent that the Agreement provides for any termination payments to be made or provided to Employee as a result of involuntary termination of employment without cause or by Employee for Good Reason, Employee will be considered to have experienced a termination of employment when Employee has a “separation from service” within the meaning of Section 409A.

In general, Employee will have a “separation from service” within the meaning of Section 409A as of the date that the level of bona fide services that Employee is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Employee performed over the immediately preceding 36-month period (or the full period of services if Employee has been providing services less than 36 months).

For these purposes, “services” include services that Employee provides as an employee or as an independent contractor.  In addition, in determining whether Employee has experienced a “separation from service,” the Company is obligated to take into account services Employee provides both for it and for any other corporation that is a member of the same “controlled group” of corporations as the Company under Section 414(b) of the Internal Revenue Code or any other trade or business (such as a partnership) which is under common control with the Company as determined under Section 414(c) of the Internal Revenue Code, in each case as modified by Section 409A.  In general, this means that the Company will consider services Employee provides to any corporation or other entity in which Lindsay Corporation, directly or indirectly, possesses at least 50% of the total voting power or at least 50% of the total value of the equity interests.

2.Release and Timing of Termination Payments.  The Release which Employee is required to deliver to the Company in order to receive termination payments under the Agreement shall be delivered to Company not later than thirty (30) days following Employee’s “separation from service.”  Except as provided in Paragraph 3 below, Employee’s lump sum termination payment shall be paid in full on the first regular payday following Employee’s “separation from service” after Employee’s right to revoke the Release pursuant to applicable law has lapsed, but in no event later than ninety (90) days following Employee’s “separation from service.”

3.Required Delay in Payment for “Specified Employees”.  Each of the payments under this Agreement shall be considered a separate payment for purposes of Section 409A.  Notwithstanding any provision to the contrary in this Agreement, if (a) Employee is a “specified employee” within the meaning of Section 409A for the period in which any payment or benefit under this Agreement would otherwise commence or be made, and (b) such payment or benefit under this Agreement would otherwise subject Employee to any tax, interest or penalty imposed under Section 409A if the payment or benefit were to commence or be made within six months of Employee’s termination of employment with the Company, then all such payments or benefits that would otherwise be paid during the first six months after Employee’s “separation from service”  within the meaning of Section 409A shall be accumulated and shall be paid on the earlier of (1) the first day which is at least six months after Employee’s “separation from service” within the meaning of Section 409A or (2) the date of Employee’s death.

4.Reimbursements.  If Employee is entitled to receive during or following termination of employment any reimbursements that constitute deferred compensation for purposes of Section 409A, (a) any such reimbursements shall be paid no later than the last day of the calendar year following the calendar year in which the related expense was incurred; (b) the amounts eligible for reimbursement in any calendar year shall not affect the amounts eligible for reimbursement in any other calendar year, and (c) the right to reimbursement is not subject to liquidation in exchange for any other payment or benefit.

5.No Liability of Company.  Lindsay Corporation shall not be liable to Employee for any taxes, interest or penalties which may be imposed on Employee under Section 409A or corresponding provisions of state laws.

APPENDIX A

LINDSAY CORPORATION

Restricted Stock Units
Granted Pursuant to the
2015 Long-Term Incentive Plan

Agreement with New Chief Executive Officer

Lindsay Corporation (“Company”) grants to you, as a matter of separate inducement and not in lieu of salary or other compensation for services, the following award of Restricted Stock Units (“Units”) pursuant to the Lindsay Corporation 2015 Long-Term Incentive Plan (“Plan”).  Except as otherwise specified in the attached Terms and Conditions or herein, vesting of the Units is conditioned upon you being continuously employed by the Company or a subsidiary from the Grant Date to each relevant vesting date.

Restricted Stock Units

You are awarded the Restricted Stock Units on the Grant Date which are set forth below.  Each Unit is the equivalent of one Share of Common Stock and will be distributed on the relevant vesting date (or as soon thereafter as practicable) in the form of Shares of Common Stock.  The Units will vest according to the vesting schedule set forth below on November 1 in 2018, 2019 and 2020, subject to achievement of the performance goal set forth below with respect to the Units that will vest on November 1, 2018, 2019 and 2020.

For the sole intent of meeting the requirements of IRC Section 162(m), vesting of the Units on November 1, 2018, 2019 and 2020 shall be subject to the Company achieving at least $1 million of operating income for the fiscal year ending August 31, 2018 (“fiscal year 2018”).  This performance target has been established to meet tax regulations and does not represent the actual operational goals we expect our CEO to achieve.  If the performance goal is not satisfied, the unvested Units will be forfeited at the end of fiscal year 2018 except that the performance goal will not apply to any Units which vest in fiscal year 2018 upon a Change in Control or termination of your employment due to your death or total and permanent disability pursuant to Sections 3.2 or 3.4 of the attached Terms and Conditions.  In the event that the Units vest in fiscal year 2018 upon your termination of employment by the Company without Cause or your termination of employment for Good Reason pursuant to Section 3.3 of the attached Terms and Conditions, the Units will only be earned and become payable to you if the performance goal is satisfied. In all events where the performance goal applies, the Compensation Committee shall certify whether the performance target has been met not later than 60 days following the end of the fiscal year, and no Units will become payable before this certification requirement is satisfied.

Grant Date. Total Share Amount and Vesting Schedule

Grant Date:  [Employment Commencement Date]

Total Share Amount:  ______ Shares

The total number of shares shall have a grant-date accounting value of $3,000,000.

Vesting Schedule

Vesting Date	No. of Shares	Percent
11/1/2018	_________	33.33%
11/1/2019	_________	33.33%
11/1/2020	_________	33.34%

You acknowledge that you have received this Agreement with the attached Terms and Conditions, and you agree to accept and be bound by the provisions of the Plan and this Agreement including the Terms and Conditions effective as of the Grant Date.

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LINDSAY CORPORATION

By:________________________________

Name:________________________________

I have received, and agree to comply with, the Lindsay Corporation Code of Business Conduct and Ethics policy, including the section concerning Insider Trading.

GRANTEE

By:________________________________

Name:________________________________

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LINDSAY CORPORATION
2015 LONG-TERM INCENTIVE PLAN

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
GRANTED TO U.S. EMPLOYEES

These terms and condition are made part of the Agreement dated as of the Grant Date indicated above awarding Restricted Stock Units pursuant to the terms of the Lindsay Corporation 2015 Long-Term Incentive Plan (“Plan”).  All capitalized terms used herein shall have the meaning set forth in the Plan, unless the Agreement (including these terms and conditions) specifies a different meaning.

Section 1.Form and Purpose of Award.  Each Restricted Stock Unit (“Unit”) represents a non-transferable right to receive one Share of the Company’s Common Stock ($1.00 par value) on the applicable vesting date (or as soon thereafter as practicable).  The purpose of this award is to motivate your future performance and to align your interests with those of the Company and its shareholders.

Section 2.Special Cash Dividend Equivalents.  If any special cash dividend (other than regular quarterly dividends) is paid by the Company on its Common Stock while Restricted Stock Units under this award are outstanding, you will be credited with additional Units, the number of which shall be determined by first (i) multiplying the number of your outstanding Units on the payment date of the special cash dividend (“Dividend Payment Date”) by the per share dollar amount of the special cash dividend, and then (ii) dividing the resulting amount by the Fair Market Value of a Share of Common Stock on the Dividend Payment Date (such additional Units being referred to herein as “Special Cash Dividend Equivalents”).  Additional Units which are credited as Special Cash Dividend Equivalents will be treated for purposes of vesting and payment (and any other applicable terms and conditions) as if part of the original Units in relation to which such additional Units are credited as Special Cash Dividend Equivalents.  No cash payment or dividend equivalent shall be payable in connection with any regular quarterly dividends which are paid by the Company on its Common Stock.

Section 3.Vesting Dates/Vesting Periods.

3.1The Units will vest according to the vesting schedule in your Agreement, provided that you are continuously employed by the Company through the relevant vesting date or you meet the requirements for vesting described below.  The period from the Grant Date to each vesting date will be a separate vesting period.

3.2All outstanding Units shall become fully vested and immediately payable upon a Change in Control (as such term is defined in the Plan) of the Company in which (i) the acquirer or its parent in such Change in Control does not assume the Unit or substitute for the Unit, in either case, with equity securities of the acquirer or its parent under circumstances that the Board has determined in good faith to be comparable and equitable or (ii) the equity of the acquirer or its parent in such Change in Control is not publicly traded in the United States.

3.3All outstanding Units (and any equity awards substituted for Units pursuant to Section 3.2) shall become fully vested and immediately payable upon (i) your termination of employment by the Company without Cause within twenty-four (24) months following a Change in Control of the Company or, (ii) if you are party to, or become a party to, an Employment Agreement or Change in Control Agreement with the Company, your termination of employment for Good Reason pursuant to the terms and conditions of such Employment Agreement or Change in Control Agreement.  For purposes of this Agreement, the term “Cause” means has the meaning set forth in your Employment Agreement or Change in Control Agreement, or if no such agreement exists, (i) your conviction for a felony or misdemeanor (other than for minor motor vehicle offenses or other minor offenses); (ii) your willful failure to comply with any lawful directive of your supervisor, the President of the Company or the Board or any lawful policy of the Company; or (iii) your dishonesty or gross negligence in the performance of your duties with the Company.  For purposes of this Section 3.3, the term “Company” shall include the acquirer or its parent which assumes the Units or substitutes equity awards for the Units.

3.4 All outstanding Units shall become fully vested and immediately payable if your employment with the Company is terminated due to your death or permanent and total disability.  In the event of your death, your

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outstanding Units will be distributed in Shares of Common Stock to your designated beneficiary on file with the Company, or if no beneficiary has been designated or survives you, then to your estate.

3.5Except as provided in this Section 3, all of your outstanding Units shall be forfeited if your employment with the Company terminates for any reason (including retirement) prior to the relevant vesting date set forth in the vesting schedule in your Agreement.

Section 4.Withholding Taxes.  The Company will retain from each distribution the number of Shares of Common Stock required to satisfy the statutory minimum required amount of Federal and State tax withholding obligations.

Section 5.Miscellaneous Provisions.

5.1Restricted Stock Units do not convey the rights of ownership of Shares of Common Stock and do not carry voting rights.  Shares of Common Stock will not be issued to you until Units have vested, and Shares will be issued in accordance with the Company’s procedures for issuing Common Stock.  The Company’s obligation hereunder is unfunded.

5.2All outstanding Units shall be appropriately adjusted as determined by the Committee in the event of any stock dividends, stock splits or reverse stock splits of Common Stock of the Company.  No fractional Shares of Common Stock will be issued.  The Company may make such adjustments as it deems appropriate to eliminate fractional Share interests.

5.3The Agreement may only be amended in writing with the approval of the Committee.  The Agreement will be binding upon any successor in interest to Lindsay Corporation by merger or otherwise.

5.4Nothing contained in the Agreement shall confer on the Grantee any right with respect to continuation of employment with the Company, or interfere with the right of the Company to terminate at any time and for any reason the employment of the Grantee.

5.5The Units and rights under the Agreement may not be sold, conveyed, assigned, transferred, pledged or otherwise disposed of or encumbered at any time, except upon the Grantee’s death by will or the laws of descent and distribution or written designation of a beneficiary by the Grantee in a form acceptable to the Company.  Any attempted action in violation of this paragraph shall be null, void and without effect.

5.6The Company intends that the grant of Units under the Agreement will not be subject to Section 409A of the Internal Revenue Code of 1986, as amended, because all payments with respect to the Units will qualify for the exception from coverage under Section 409A for short-term deferrals.  The Agreement shall be interpreted in a manner which is consistent with the foregoing intent.  The Committee may not take any action or exercise any discretion under the Plan in a manner which will cause the Units granted under the Agreement to be subject to Code Section 409A.  Each payment which becomes due under the Agreement shall be made as soon as practicable on or after the date when the right to receive the payment vests.  The latest date for any payment shall be the end of the calendar year in which the Grantee’s right to receive the payment becomes vested, or if this is not practicable, not later than the 15th day of the third month following the end of such calendar year.

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